UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
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Specialized Disclosure Report

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EMULEX CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-31353	51-0300558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 662-5600
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

X	Rule 13p-1 under the Securities Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

The Conflict Minerals Report for the calendar year ended December 31, 2013 filed herewith as Exhibit 1.01 is available in the "Investors" section of the Company's website at http://phx.corporate-ir.net/phoenix.zhtml?c=86173&p=irol-sec.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 29, 2014

EMULEX CORPORATION

By:	/s/ Randall G. Wick
Randall G. Wick
Senior Vice President, General Counsel and Secretary